Exhibit 99.1

                    Diagnostic Products Corporation
              Announces Third Quarter Sales and Earnings

    LOS ANGELES--(BUSINESS WIRE)--Oct. 24, 2005--Diagnostic Products Corporation (NYSE:DP) today reported third quarter sales of $116.3 million, a 7% increase over the third quarter of 2004. Sales for the nine months ending September 30, 2005 were $354.7 million, an increase of 9% over the same period in 2004. Earnings for the quarter were $17.1 million, or $.56 per diluted share, up from $16.5 million or $.55 reported for the third quarter of 2004. Earnings for the nine months were $54.1 million or $1.79 per diluted share versus $50.6 million or $1.69 per diluted share in the same period in 2004. In the third quarter of 2005, the Brazilian real strengthened relative to the dollar while the euro weakened slightly, and the net effect of foreign currency movements was a 2% increase in sales. In the first nine months of 2005 both the real and the euro strengthened relative to the dollar and the effect of currency movements was an increase in sales of 3%. In the third quarter, domestic sales increased 15% to $37.1 million while international sales grew at 3%. For the nine months, domestic sales increased 13% to $106.3 million while international sales grew at 7%.
    Sales of IMMULITE products grew 8% over the third quarter of 2004. IMMULITE product line sales reached $107.7 million for the quarter. IMMULITE reagent sales increased 7% this quarter over the third quarter of 2004 to $91.9 million, and IMMULITE instrument and service revenue increased by 16% to $15.8 million. Sales of RIA products were $5.3 million, a 9% decline from last year's third quarter. Sales of other products were $3.3 million, versus $3.5 million in the same period last year. "We were disappointed in the reagent flow this quarter which is a reflection of the limited number of tests released over the last year," said Michael Ziering, CEO of DPC. "However, we have released three new tests on the 2500 for international markets in the last three months and are on track to release proBNP internationally in November."
    The Company shipped a total of 226 IMMULITE instruments in the third quarter including 146 IMMULITE 2000s and 2500s. The total number of IMMULITEs shipped is now over 10,600. Diagnostic Products Corporation, founded in 1971, is a global leader dedicated to immunodiagnostics. DPC's product menu includes over 75 immunoassays and more than 375 specific allergens and allergy panels. In addition, DPC addresses the chemistry and laboratory automation testing needs of its customers through partnerships with manufacturers of chemistry systems and reagents. The combined chemistry and immunoassay menu is one of the largest and most diversified available, covering most laboratory tests requested. DPC also designs and manufactures automated laboratory instrumentation, which provides fast, accurate results while reducing labor and reagent costs. DPC sells its products to hospitals, clinics and laboratories in more than 100 countries. Additional Company information can be found on DPC's website at www.dpcweb.com.
    Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include governmental or other action relating to the Company's Chinese affiliate; the rate of customer demand for the Company's products; the Company's ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in the Company's SEC reports and filings.



           DIAGNOSTIC PRODUCTS CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (unaudited)

(Amounts in Thousands, Except
 Per Share Data)               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
SALES:
Non-Affiliated Customers       $111,105  $100,742  $337,944  $300,465
Unconsolidated Affiliates         5,225     8,221    16,756    25,049
                               --------- --------- --------- ---------
Total Sales                     116,330   108,963   354,700   325,514

COST OF SALES                    50,499    46,432   149,422   137,270
                               --------- --------- --------- ---------
Gross Profit                     65,831    62,531   205,278   188,244

OPERATING EXPENSES:
Selling                          20,215    19,126    61,907    57,235
Research and Development         12,524    11,188    37,642    33,637
General and Administrative       11,977    11,752    38,120    32,475
Gain on Sale of Product Line       (343)               (343)
Equity in Income of Affiliates   (1,752)   (1,705)   (7,887)   (6,535)
                               --------- --------- --------- ---------
OPERATING EXPENSES-NET           42,621    40,361   129,439   116,812
                               --------- --------- --------- ---------
OPERATING INCOME                 23,210    22,170    75,839    71,432

Interest/Other Income
 (Expense)-Net                    1,084     1,334     2,270       781
                               --------- --------- --------- ---------

INCOME BEFORE INCOME TAXES
AND MINORITY INTEREST            24,294    23,504    78,109    72,213
PROVISION FOR INCOME TAXES        6,655     6,573    22,316    21,186
MINORITY INTEREST                   587       414     1,724       434
                               --------- --------- --------- ---------
NET INCOME                      $17,052   $16,517   $54,069   $50,593
                               ========= ========= ========= =========

EARNINGS PER SHARE:
BASIC                             $0.58     $0.57     $1.84     $1.74
DILUTED                           $0.56     $0.55     $1.79     $1.69

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC                            29,395    29,120    29,329    29,049
DILUTED                          30,212    29,853    30,133    29,880




    CONTACT: Diagnostic Products Corporation
             James L. Brill, 310-645-8200